                                                                HEI Exhibit 12.1

               HAWAIIAN ELECTRIC INDUSTRIES, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (unaudited)

Six months ended June 30                                      2002 (1)         2002 (2)         2001 (1)         2001 (2)
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                                                                                (dollars in thousands)
FIXED CHARGES
Total interest charges (3) ................................  $  74,862         $114,360         $ 93,610         $156,836
Interest component of rentals .............................      2,247            2,247            2,122            2,122
Pretax preferred stock dividend requirements of
   subsidiaries ...........................................      1,552            1,552            1,563            1,563
Preferred securities distributions of
   trust subsidiaries .....................................      8,018            8,018            8,018            8,018
---------------------------------------------------------------------------------------------------------------------------
TOTAL FIXED CHARGES .......................................  $  86,679         $126,177         $105,313         $168,539
===========================================================================================================================
EARNINGS
Pretax income .............................................  $  90,124        $  90,124         $ 84,496         $ 84,496
Fixed charges, as shown ...................................     86,679          126,177          105,313          168,539
Interest capitalized ......................................       (843)            (843)          (1,187)          (1,187)
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EARNINGS AVAILABLE FOR FIXED CHARGES ......................   $175,960         $215,458         $188,622         $251,848
===========================================================================================================================
RATIO OF EARNINGS TO FIXED CHARGES ........................       2.03             1.71             1.79             1.49
===========================================================================================================================

(1)  Excluding interest on ASB deposits.

(2)  Including interest on ASB deposits.

(3) Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI's consolidated statements of income.